Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS RECORD 2013 FOURTH QUARTER

AND FULL YEAR RESULTS

•                  Fourth quarter adjusted diluted EPS of $0.46 was 28% higher than prior year of $0.36.

•                  Fourth quarter sales of $427 million were 10.2% higher than last year (9.1% in constant currency) driven by Commercial Aerospace (up 20.6% in constant currency).

•                  Full year sales of $1,678 million were 6.3% higher than 2012 (5.6% in constant currency) and were converted to $270.9 million of operating income, or 16.1% of sales (versus adjusted operating income of 15.2% in 2012).

•                  Full year adjusted diluted EPS of $1.85 was 19% higher than prior year of $1.56.

See Table C for reconciliation of GAAP and Non-GAAP operating income and net income

	Quarter Ended December 31,		%	Year Ended December 31,		%
(In millions, except per share data)	2013	2012	Change	2013	2012	Change

Net Sales	$426.8	$387.3	10.2%	$1,678.2	$1,578.2	6.3%
Net sales change in constant currency			9.1%			5.6%
Operating Income	67.0	54.3	23.4%	270.9	248.8	8.9%
Net Income	47.1	36.9	27.6%	187.9	164.3	14.4%
Diluted net income per common share	$0.46	$0.36	27.8%	$1.84	$1.61	14.3%

Non-GAAP Measures for comparisons (see Table C):
Adjusted Operating Income	$67.0	$54.3	23.4%	$270.9	$239.3	13.2%
As a % of sales	15.7%	14.0%		16.1%	15.2%
Adjusted Net Income	47.1	36.9	27.6%	188.5	159.0	18.6%
Adjusted diluted net income per share	$0.46	$0.36	27.8%	$1.85	$1.56	18.6%

STAMFORD, CT. January 23, 2014 — Hexcel Corporation (NYSE: HXL), today reported results for the fourth quarter of 2013.  Net sales during the quarter were $426.8 million, 10.2% higher than the $387.3 million reported for the fourth quarter of 2012.  Operating income for the period was $67.0 million, compared to $54.3 million last year.  Net income for the fourth quarter of 2013 was $47.1 million, or $0.46 per diluted share, compared to $36.9 million or $0.36 per diluted share in 2012.

Chief Executive Officer Comments

Mr. Stanage commented, “This was another strong quarter that completed another great year for Hexcel.  For the year, sales were up 5.6% in constant currency, while our adjusted operating income was up 13% and our adjusted EPS was up nearly 19%.  Led by Commercial Aerospace sales (up 20.6% for the quarter and 14.5% for the year in constant currency), this was our best fourth quarter (and full year) in history for sales, gross margin, operating income and adjusted net income.  We are also particularly pleased that our adjusted operating income for the year increased to 16.1% of sales, 90 basis points better than last year, and we generated free cash flow of $78 million even with $195 million of capital expenditures.”

Looking ahead, Mr. Stanage said, “The large backlog of orders at our major customers suggests we are well positioned for 2014 and beyond.  We remain highly focused on delivering earnings leverage and cash on anticipated higher sales in the coming years, driven by both increasing composite-intensive aircraft and production rates.”

Markets

Commercial Aerospace

•                  Commercial Aerospace sales of $283.6 million increased 21.1% (20.6% in constant currency) for the quarter as compared to the fourth quarter of 2012.  Revenues attributed to new aircraft programs (A380, A350, B787, B747-8) increased 30% over the same period last year.  Sales for Airbus and Boeing legacy aircraft were up over 15% compared to the fourth quarter of 2012, and were about the same run rate as the first half of 2013.

•                  Fourth quarter sales to “Other Commercial Aerospace”, which include regional and business aircraft customers, were up about 9% compared to the same period last year.

•                  For the full year 2013, Commercial Aerospace sales were up 14.5% in constant currency, with new program sales up about 25%, legacy sales up 12% and Other Commercial Aerospace sales about the same as last year.  Combined sales to Airbus and Boeing and their subcontractors accounted for 85% of Commercial Aerospace sales.

Space & Defense

•                  Fourth quarter Space & Defense sales of $88.8 million were 4.9% lower (6.0% in constant currency) than the fourth quarter of 2012, primarily due to the expected lower V22 production rates and reductions in customers’ inventories at year-end.  For the year, Space & Defense sales were up 4.5% in constant currency.  We continue to benefit from participating in a wide range of programs, in the US, Europe and Asia, including rotorcraft, transport, fixed wing and satellite programs.

Industrial

•                  Total Industrial sales of $54.4 million for the fourth quarter of 2013 were 8.9% lower (11.4% in constant currency) than the fourth quarter of 2012.  Wind sales declined by less than 10% in constant currency from the fourth quarter of 2012, and sales for each of the four quarters of 2013 were about the same level.  For the year, Industrial sales were down nearly 23% in constant currency, including the wind submarket which was down over 25% from 2012.  Wind sales are expected to increase mid-single digits in 2014, which would return sales to 2011 levels.

Operations

•                  Growth, sales mix and continued improvement in operating performance resulted in gross margin of 26.5% as compared to 24.7% in the fourth quarter of 2012.  For the year, gross margin of 27.1% was 130 basis points higher than 2012.  Selling, General and Administrative expenses for the year were $141.4 million or 7.7% higher than 2012 in constant currency, reflecting added infrastructure to support growth and higher variable incentive compensation.    For the year, Research and Technology expenses were $41.7 million as compared to $36.7 million last year.  The higher spending is in line with our expectations and reflects the increased efforts on new product and process developments.

•                  For the full year, 2013 adjusted operating income leverage was 34% on the incremental sales after adjusting for the impact of exchange rates, driven by sales mix and continued improvement in operating performance.

Tax

•                  The tax provision was $18.8 million for the fourth quarter of 2013 resulting in an effective tax rate of 28.7%.  This quarter benefitted primarily from the release of reserves for uncertain tax positions.  Last year’s fourth quarter tax provision was $15.6 million, an effective tax rate of 29.7%.  For the 2013 full year, our effective tax rate was 28.9%, down from 2012’s effective tax rate of 31.2%.  Excluding discrete items impacting this year’s provision, our adjusted effective tax rate for 2013 would have been 30.7%.

Cash and other

•                  In 2013, we generated $78 million of free cash flow (defined as cash provided from operating activities less cash paid for capital expenditures) versus a use of $31 million in 2012, reflecting lower capital expenditures, higher earnings and lower working capital usage.

•                  In December 2013, we invested $40 million to buy back Hexcel shares, bringing the total buyback for the year to $90 million.  We have $110 million remaining under our currently authorized share repurchase program.  Total debt, net of cash as of December 31, 2013 was $229.5 million, an increase of $5.5 million from December 31, 2012.

2014 Outlook

We reaffirm our 2014 outlook, which was previously issued on December 16, 2013.  Our 2014 outlook:

•                  Sales of $1,800 to $1,880 million

•                  Adjusted diluted earnings per share of $2.00 to $2.12

•                  Free cash flow of $25 to $75 million, with the typical use of cash in the first quarter

•                  Accrual basis capital expenditures of $225 to $250 million

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, January 24, 2014 to discuss the fourth quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 457-2645 and the confirmation code is 7511822.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications, including whether certain programs might be curtailed or discontinued or customers’ inventory levels reduced); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of financial results for 2014 and beyond.  The loss of, or significant reduction in purchases by Airbus, Boeing, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition.  Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions and changes in or unexpected issues related to environmental regulations, legal matters, interest expense and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information

Michael Bacal

(203) 352-6826

michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2013	2012	2013	2012
Net sales	$426.8	$387.3	$1,678.2	$1,578.2
Cost of sales	313.7	291.7	1,224.2	1,171.5

Gross margin	113.1	95.6	454.0	406.7
% Gross margin	26.5%	24.7%	27.1%	25.8%

Selling, general and administrative expenses	35.7	31.3	141.4	130.7
Research and technology expenses	10.4	10.0	41.7	36.7
Other operating income (a)	—	—	—	(9.5)

Operating income	67.0	54.3	270.9	248.8

Interest expense, net	1.6	1.8	7.3	10.0
Non-operating expense (b)	—	—	1.0	1.1

Income before income taxes and equity in earnings from affiliated companies	65.4	52.5	262.6	237.7
Provision for income taxes	18.8	15.6	76.0	74.1

Income before equity in earnings from affiliated companies	46.6	36.9	186.6	163.6
Equity in earnings from affiliated companies	0.5	—	1.3	0.7

Net income	$47.1	$36.9	$187.9	$164.3

Basic net income per common share:	$0.47	$0.37	$1.88	$1.64

Diluted net income per common share:	$0.46	$0.36	$1.84	$1.61

Weighted-average common shares:
Basic	99.7	100.4	100.0	100.2
Diluted	101.9	102.2	102.1	102.0

(a)         Other operating income for the year ended December 31, 2012 includes income from a $9.6 million business interruption insurance settlement related to a prior year claim, a $4.9 million gain on the sale of land and a $5.0 million charge for additional environmental reserves primarily for remediation of a manufacturing facility sold in 1986.

(b)         Non-operating expense is the accelerated amortization of deferred financing costs and the deferred expense on interest rate swaps related to repaying the term loan and refinancing our revolving credit facility in June 2013.  In 2012, the non-operating expense is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $73.5 million in June 2012 of the Company’s 6.75% senior subordinated notes.

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$65.5	$32.6
Accounts receivable, net	232.4	229.0
Inventories, net	265.3	232.8
Prepaid expenses and other current assets	93.2	81.3
Total current assets	656.4	575.7

Property, plant and equipment	1,661.2	1,459.2
Less accumulated depreciation	(593.8)	(544.8)
Property, plant and equipment, net	1,067.4	914.4

Goodwill and other intangible assets, net	61.0	57.8
Investments in affiliated companies	23.3	22.6
Deferred tax assets	10.3	15.4
Other assets	17.7	17.2
Total assets	$1,836.1	$1,603.1

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$3.0	$16.6
Accounts payable	135.9	115.7
Accrued liabilities	129.8	103.0
Total current liabilities	268.7	235.3

Long-term notes payable	292.0	240.0
Other non-current liabilities	115.0	133.7
Total liabilities	675.7	609.0

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 104.0 shares issued at December 31, 2013 and 102.4 shares issued at December 31, 2012	1.0	1.0
Additional paid-in capital	642.3	617.0
Retained earnings	636.1	448.2
Accumulated other comprehensive income (loss)	10.7	(31.9)
	1,290.1	1,034.3
Less — Treasury stock, at cost, 5.1 shares at December 31, 2013 and 2.5 shares at 2012	(129.7)	(40.2)
Total stockholders’ equity	1,160.4	994.1
Total liabilities and stockholders’ equity	$1,836.1	$1,603.1

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended December 31,
(In millions)	2013	2012

Cash flows from operating activities
Net income	$187.9	$164.3

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	59.3	57.2
Amortization of debt discount and deferred financing costs and call premium expense	2.1	3.1
Deferred income taxes	16.4	30.9
Equity in earnings from affiliated companies	(1.3)	(0.7)
Stock-based compensation	18.9	15.8
Gain on sale of land	—	(4.9)
Excess tax benefits on stock-based compensation	(5.3)	(6.8)

Changes in assets and liabilities:
Decrease (increase) in accounts receivable	6.4	(28.1)
Increase in inventories	(28.4)	(15.2)
(Increase) decrease in prepaid expenses and other current assets	(3.3)	0.7
Increase in accounts payable/accrued liabilities	19.2	20.3
Other — net	1.0	(4.2)
Net cash provided by operating activities (a)	272.9	232.4

Cash flows from investing activities
Capital expenditures and deposits for capital purchases (b)	(194.9)	(263.7)
Proceeds from sale of surplus real estate	—	5.3
Net cash used in investing activities	(194.9)	(258.4)

Cash flows from financing activities
Borrowings from senior secured credit facility	309.0	87.0
Issuance costs related to new Senior Secured Credit Facility	(2.4)	(0.6)
Repayments of Capital lease obligations and other debt, net	(3.8)	(0.5)
Repayment of senior secured credit facility	(17.0)	—
Repayment of senior secured credit facility — term loan	(85.0)	(7.5)
Repayment of previous senior secured credit facility	(165.0)	—
Purchase of stock	(90.0)	—
Repayment of 6.75% senior subordinated notes	—	(73.5)
Call premium payment for 6.75% senior subordinated notes	—	(0.8)
Activity under stock plans	7.0	4.1
Net cash provided by (used in) financing activities	(47.2)	8.2

Effect of exchange rate changes on cash and cash equivalents	2.1	0.9
Net increase (decrease) in cash and cash equivalents	32.9	(16.9)
Cash and cash equivalents at beginning of period	32.6	49.5
Cash and cash equivalents at end of period	$65.5	$32.6

Supplemental Data:
Free cash flow (a)+(b)	$78.0	$(31.3)
Cash interest paid	7.6	12.6
Cash taxes paid	49.0	23.4
Accrual basis additions to property, plant and equipment	$206.5	$241.3

Hexcel Corporation and Subsidiaries

Net Sales to Third-Party Customers by Market

Quarters Ended December 31, 2013 and 2012

(In millions)

Table A

	(Unaudited)
	As Reported			Constant Currency (a)
Market	2013	2012	B/(W) %	FX Effect (b)	2012	B/(W) %
Commercial Aerospace	$283.6	$234.2	21.1	$1.0	$235.2	20.6
Space & Defense	88.8	93.4	(4.9)	1.1	94.5	(6.0)
Industrial	54.4	59.7	(8.9)	1.7	61.4	(11.4)
Consolidated Total	$426.8	$387.3	10.2	$3.8	$391.1	9.1

Consolidated % of Net Sales	%	%	%
Commercial Aerospace	66.5	60.5	60.1
Space & Defense	20.8	24.1	24.2
Industrial	12.7	15.4	15.7
Consolidated Total	100.0	100.0	100.0

Years Ended December 31, 2013 and 2012

(In millions)

Table A

	(Unaudited)
	As Reported			Constant Currency (a)
Market	2013	2012	B/(W) %	FX Effect (b)	2012	B/(W) %
Commercial Aerospace	$1,084.5	$944.1	14.9	$3.3	$947.4	14.5
Space & Defense	375.9	357.0	5.3	2.8	359.8	4.5
Industrial	217.8	277.1	(21.4)	5.0	282.1	(22.8)
Consolidated Total	$1,678.2	$1,578.2	6.3	$11.1	$1,589.3	5.6

Consolidated % of Net Sales	%	%	%
Commercial Aerospace	64.6	59.8	59.6
Space & Defense	22.4	22.6	22.6
Industrial	13.0	17.6	17.8
Consolidated Total	100.0	100.0	100.0

(a)         To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and year ended December 31, 2012 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2013 and are referred to as “constant currency” sales.

(b)         FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries

Segment Information

Table B

	(Unaudited)
(In millions)	Composite Materials (b)	Engineered Products	Corporate & Other (a)(b)	Total
Fourth Quarter 2013
Net sales to external customers	$324.8	$102.0	$—	$426.8
Intersegment sales	16.2	0.6	(16.8)	—
Total sales	341.0	102.6	(16.8)	426.8
Operating income (loss)	68.5	15.5	(17.0)	67.0
% Operating margin	20.1%	15.1%		15.7%

Depreciation and amortization	15.4	1.2	—	16.6
Stock-based compensation expense	1.4	0.3	2.5	4.2
Accrual based additions to capital expenditures	81.4	3.2	—	84.6

Fourth Quarter 2012
Net sales to external customers	$298.1	$89.2	$—	$387.3
Intersegment sales	12.0	0.8	(12.8)	—
Total sales	310.1	90.0	(12.8)	387.3
Operating income (loss)	53.6	12.2	(11.5)	54.3
% Operating margin	17.3%	13.6%		14.0%

Depreciation and amortization	13.0	1.2	—	14.2
Stock-based compensation expense	0.8	0.2	1.7	2.7
Accrual based additions to capital expenditures	62.4	4.2	—	66.6

Full Year 2013
Net sales to external customers	$1,286.9	$391.3	$—	$1,678.2
Intersegment sales	68.0	1.8	(69.8)	—
Total sales	1,354.9	393.1	(69.8)	1,678.2
Operating income (loss)	276.3	58.9	(64.3)	270.9
% Operating margin	20.4%	15.0%		16.1%

Depreciation and amortization	54.5	4.7	0.2	59.4
Stock-based compensation expense	5.7	1.2	12.0	18.9
Accrual based additions to capital expenditures	194.6	11.9	—	206.5

Full Year 2012
Net sales to external customers	$1,230.9	$347.3	$—	$1,578.2
Intersegment sales	56.8	2.0	(58.8)	—
Total sales	1,287.7	349.3	(58.8)	1,578.2
Operating income (loss)	257.3	50.6	(59.1)	248.8
% Operating margin	20.0%	14.5%		15.8%

Other operating (income) expense (b)	(14.5)	—	5.0	(9.5)
Depreciation and amortization	52.6	4.5	0.1	57.2
Stock-based compensation expense	4.5	0.9	10.4	15.8
Accrual based additions to capital expenditures	228.6	12.5	0.2	241.3

(a)         We do not allocate corporate expenses to the operating segments.

(b)         Other operating (income) expense for the year ended December 31, 2012 includes income from a $9.6 million business interruption insurance settlement related to a prior year claim, a $4.9 million gain on the sale of land and a $5.0 million charge for additional environmental reserves primarily for remediation of a manufacturing facility sold in 1986.

Hexcel Corporation and Subsidiaries

Reconciliation of GAAP and Non-GAAP Operating Income and Net Income

Table C

	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions)	2013	2012	2013	2012

GAAP operating income	$67.0	54.3	$270.9	$248.8
- Other operating income (a)	—	—	—	(9.5)
Adjusted Operating Income	$67.0	54.3	$270.9	$239.3
% of Net Sales	15.7%	14.0%	16.1%	15.2%
- Stock Compensation Expense	$4.2	2.7	$18.9	$15.8
- Depreciation and Amortization	16.6	14.2	59.4	57.2
Adjusted EBITDA	$87.8	71.2	$349.2	$312.3

	Unaudited
	Quarter Ended December 31,
	2013		2012
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$47.1	$0.46	$36.9	$0.36
Adjusted net income	$47.1	$0.46	$36.9	$0.36

	Unaudited
	Year Ended December 31,
	2013		2012
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$187.9	$1.84	$164.3	$1.61
- Other operating income (net of tax) (a)	—	—	(6.0)	(0.06)
- Non-operating expense (net of tax) (b)	0.6	0.01	0.7	0.01
Adjusted net income	$188.5	$1.85	$159.0	$1.56

(a)         Other operating income for the year ended December 31, 2012 includes income from a $9.6 million business interruption insurance settlement related to a prior year claim, a $4.9 million gain on the sale of land and a $5.0 million charge for additional environmental reserves primarily for remediation of a manufacturing facility sold in 1986.

(b)         Non-operating expense in 2013 is the accelerated amortization of deferred financing costs and the deferred expense on interest rate swaps related to repaying the term loan and refinancing our revolving credit facility in June 2013.  Non-operating expense in 2012 is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $73.5 million in June 2012 of the Company’s 6.75% senior subordinated notes.

Management believes that adjusted operating income, adjusted EBITDA, adjusted net income and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items.  Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries

Schedule of Net Income Per Common Share

Table D

	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2013	2012	2013	2012

Basic net income per common share:
Net income	$47.1	$36.9	$187.9	$164.3
Weighted average common shares outstanding	99.7	100.4	100.0	100.2

Basic net income per common share	$0.47	$0.37	$1.88	$1.64

Diluted net income per common share:
Net income	$47.1	$36.9	$187.9	$164.3
Weighted average common shares outstanding — Basic	99.7	100.4	100.0	100.2

Plus incremental shares from assumed conversions:
Restricted stock units	0.8	0.7	0.7	0.8
Stock Options	1.4	1.1	1.4	1.0
Weighted average common shares outstanding—Dilutive	101.9	102.2	102.1	102.0

Diluted net income per common share	$0.46	$0.36	$1.84	$1.61

Hexcel Corporation and Subsidiaries

Schedule of Total Debt, Net of Cash

Table E

	Unaudited
	December 31,	September 30,	December 31,
(In millions)	2013	2013	2012

Notes payable and current maturities of capital lease obligations	$3.0	$4.8	$16.6
Long-term notes payable and capital lease obligations	292.0	262.0	240.0
Total Debt	295.0	266.8	256.6
Less: Cash and cash equivalents	(65.5)	(59.7)	(32.6)
Total debt, net of cash	$229.5	$207.1	$224.0